Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262480 and 333-289658) on Form S-8 and (No. 333-269306, No. 333-284051, 333-283656, 333-260338, 333-291122 and 333-293060) on Form F-3 of our report dated March 31, 2026, with respect to the consolidated financial statements of Neurosense Therapeutics Ltd.

/s/ Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
March 31, 2026